Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2 of our report dated October 27, 2006, relating to the financial statements of Amish Naturals, Inc. (formerly Amish Pasta Company, Inc.) and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ KELLY & COMPANY

Kelly & Company
Costa Mesa, California
June 6, 2007